News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM ANNOUNCES $200 MILLION
SENIOR SUBORDINATED NOTE OFFERING

Bakersfield, California, October 6, 2006 - Berry Petroleum Company (NYSE:BRY) announced today that it intends to publicly offer, subject to market and other customary conditions, $200 million aggregate principal amount of senior subordinated notes due 2016, under its effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). Berry expects to complete the offering on or about October 24, 2006.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Wells Fargo Securities, LLC and Goldman, Sachs & Co., will act as joint book-running managers for the notes offering. A registration statement relating to the proposed offering will be filed with the SEC. A copy of the preliminary prospectus supplement and accompanying prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriters will arrange to send you the prospectus supplement if you request it by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk.

About Berry Petroleum
Berry Petroleum is an independent energy company headquartered in Bakersfield, California.  The Company is engaged in the production, development, acquisition, exploitation of, and exploration for crude oil and natural gas primarily in California, Utah and Colorado. For further information, please visit www.bry.com.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes referred to above. An offering of any such securities will be made only by means of a prospectus. Any such prospectus shall not constitute an offer to sell or the solicitation of an offer to buy such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements
This release contains forward-looking statements concerning our expectations about the offering of the notes and the use of proceeds from such offering. These statements relate to future events. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those discussed under “Risk factors” in the preliminary prospectus supplement and accompanying prospectus for the offering, which could cause our actual results to differ from those projected in any forward-looking statements we make. We believe that it is important to communicate our future expectations. However, there may be events in the future that we are unable to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Forward-looking statements speak only as of the date of such statement. We do not plan to publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Readers should not place undue reliance on our forward-looking statements.

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